EPIC FINANCIAL CORPORATION
                           3300 IRVINE AVE.
                               SUITE 220
                        NEWPORT BEACH, CA 92660
                       TELEPHONE - 949.622.1130
                          FAX - 949.622.1134

                             PRESS RELEASE

Contact Person:  William R. Parker, President     Symbol:  OTCBB:  EPFL


   EPIC FINANCIAL SUBSIDIARY, KEY MORTGAGE, ANNOUNCES YTD PROFIT OF
                  $585,000 WITH 43% REVENUE INCREASE


Newport Beach, CA - November 18, 2003 - Key Mortgage, a wholly owned subsidiary of Epic Financial Corporation (OTCBB: EPFL), today announced un-audited financial results for the Year-to-Date (YTD) period ended October 31, 2003.

Key Mortgage recorded a profit of $585,000 for the 10 months ended October 31, 2003, a 1000% increase over the same period last fiscal year. Revenues increased more than $3,620,000 or 43%, to approximately $4,700,000, as compared to the same period one year ago. The increases in net income and revenue were primarily due to low interest rates, and increased mortgage sales.

Currently, Key Mortgage is originating and closing approximately 200 loans per month amounting to approximately $30 million per month in mortgage sales volume, or approximately $360,000,000 per year.

William Parker, President of Epic Financial, stated, "Without question, the Company is on track for continued high growth and profitably. We believe merger activity may perk up, and Epic is bullish on the mortgage industry and will continue to aggressively pursue its acquisition plan and growth strategy by acquiring several more high revenue and profitable companies like Key Mortgage. With the acquisitions we have made and are planning to make, we think we can quickly propel Epic Financial in to an eight-figure annual revenue company."

Parker concluded, "We are very pleased with the performance of Key Mortgage, and especially Mike Cardwell, the President of Key Mortgage, and his entire staff."

Mike  Cardwell, President of Key Mortgage added, "Once  again,  we  are pleased with the current direction and financial improvement of Key Mortgage. Although the impact of rising interest rates this past summer may not be felt until sometime next year, according to this month's issue of Mortgage News, mortgage applications have actually increased over the past few months in spite of the increase in rates. While we believe our actions are in the long-term in the best interest of the Company, our short term operating results may be volatile."

The Company would like to point out that according to the National Mortgage News October 27, 2003 issue, "Despite Rate spike, Production Robust According to preliminary survey figures compiled by National Mortgage News, it's possible - though it's still too early to tell - that third quarter production may come close to tying the production record established in the second quarter. In that quarter, mortgage bankers had their best three-month period ever, funding $1.1 trillion in home mortgages with refinancing accounting for 74% of the total, according to National Mortgage News Quarterly Data Report." The company would also like to point out that the profit of Key does not necessarily mean that Epic will be profitable for fiscal 2003, and that short term operating results may be volatile due to interest rate fluctuation.

About Key Mortgage
A subsidiary of Epic Financial Corp., Key Mortgage is a well-managed, reputable, and profitable mortgage brokerage company specializing in originating, processing, and underwriting residential mortgage loans. The Company is well suited to perform in any mortgage climate as its production is comprised of entry-level FHA borrowers as well as luxury home buyers with individual loans up to $1,000,000 or more.

About Epic Financial Corporation
Epic Financial Corporation is a financial services and technology holding company focused on acquiring and investing in established and high-growth financial services enterprises and technology companies in the Internet, software, and technology infrastructure fields. The Company currently has two wholly-owned subsidiaries, American National Mortgage and Key Mortgage Corporation, and is in the process of acquiring Mission Equity. For further information please visit our website at http://www.4epic.net.


A number of statements referenced in this Release, and any other interviews that have been made, are forward-looking statements, which are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and within the meaning of
Section  27A  of  the  Securities Act of 1933 and Section  21B  of  the
Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, and goals, assumption of future events or performance are not statements of historical fact and may be "forward-looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this actions may be identified through the use of words such as "expects," "will,"
"anticipates," "estimates," "believes," or statements indicating certain actions "may, "could," or "might," occur. Such statements reflect the current views of Epic Financial Corporation with respect to future events and are subject to certain assumptions, including those described in this release. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products, services, and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company does not undertake any responsibility to update the "forward-looking" statements contained in this news release. The acquisition of Mission Equity is at the letter of intent stage and is subject to consummation by meeting certain terms and conditions as expressed in respective letter.